Exhibit 99.1

    Sharps Compliance Corp. Announces Appointment of New Director

    HOUSTON--(BUSINESS WIRE)--Oct. 3, 2005--Sharps Compliance Corp. and subsidiaries (OTCBB:SCOM) ("Sharps" or the "Company"), leading providers of cost-effective medical waste disposal solutions for industry and consumers, today announced the appointment of a new member of the Company's Board of Directors.
    The Company announced the appointment of John R. ("Randy") Grow to its Board of Directors on September 27, 2005. Mr. Grow was one of the founding members and President of Accredo Health, Inc., specialty provider of biopharmaceuticals and services. Under his leadership, Accredo grew to a $1.5 billion company since going public in 1999 and until his retirement in 2004. Prior to his career with Accredo Health, Mr. Grow was a Vice President with Caremark Homecare (home infusion services) and American Hospital Supply (medical surgical manufacturing and distribution). Mr. Grow is currently a private investor and also involved in various charitable organizations.
    Commenting on the announcement, Dr. Burton J. Kunik, Chairman, Chief Executive Officer and President of Sharps Compliance Corp. stated, "We are extremely pleased to have someone of Randy's caliber and industry experience join our Board of Directors. We believe Randy's background in the healthcare and pharmaceutical markets will prove to be invaluable to the Company as we execute our business plan which focuses on growth opportunities in all markets served."
    Headquartered in Houston, Texas, Sharps is a leading developer of superior solutions for improving safety, efficiency and costs related to the proper disposal of medical waste by industry and consumers. Sharps primary markets include healthcare, agriculture, hospitality, professional, industrial, commercial and retail. The Company's products and services represent cutting edge solutions for a variety of industries dealing with the complexity of managing regulatory compliance, environmental sensitivity, employee and customer safety, corporate risk and operating costs related to medical waste disposal. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.
    Sharps Compliance Corp.'s common stock trades on the OTC Bulletin Board under the symbol SCOM.

    The information made available in this press release relating to recent actions by the USPS and other related matters contain certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of its products and compliance with certain postal authorizations. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations if certain regulatory actions were taken that ultimately proved to be adverse to the Company. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-KSB and/or other filings with the Securities and Exchange Commission. Future regulatory, economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

    CONTACT: Sharps Compliance Corp., Houston
             David P. Tusa, 713-660-3514
             dtusa@sharpsinc.com
             www.sharpsinc.com